                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                 SUNSOURCE INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
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    4) Date Filed:

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



                             [SunSource Letterhead]



                                 March 31, 1999

To our Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m. on Tuesday, April 27, 1999 at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market St., Philadelphia, PA.

         At the meeting we will elect directors, vote on a proposal to amend the Bylaws of the Company in order to classify the Board into three classes with staggered terms, and vote on a proposal to amend the 1998 Equity Compensation Plan to increase the number shares that may be issued by the Company in connection with its search for a new Chief Executive Officer by 150,000 shares. We will also review SunSource's 1998 performance and answer your questions.

         Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting is you so desire.


                                                     Sincerely yours,



                                                     DONALD T. MARSHALL
                                                     Chairman

                             [SunSource Letterhead]




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, APRIL 27, 1999

         The Annual Meeting of Stockholders of SunSource Inc. will be held at 10:00 a.m. on Tuesday, April 27, 1999 at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market St., Philadelphia, PA to consider and take action on the following:

         1.    To elect nine members to the Company's Board of Directors;

         2. To vote upon a proposal to amend the Company's Bylaws to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office, to provide that directors may only be removed from office for cause and to provide that the bylaw provisions related to the classification of the Board can only be amended by majority vote of the directors and a 75% vote of the stockholders;

         3. To vote upon a proposal to amend the 1998 Equity Compensation Plan to increase the number of shares that may be issued by the Company under the plan in connection with its search for a new Chief Executive Officer by 150,000 shares; and

         4. To transact such other business as may properly be presented at the Annual Meeting or any adjournments thereof.

         Your Board of Directors recommends a vote "FOR" the election of the directors nominated by the Board of Directors, "FOR" the proposal to amend the Bylaws and "FOR" the proposal to amend the 1998 Equity Compensation Plan.

         For information on the proposals, you are urged to read the Proxy Statement that follows.

         Stockholders of record at the close of business on March 25, 1999 will be entitled to vote at the Annual Meeting or any adjournments of the meeting. A list of such stockholders will be available for examination at the offices of the Company, 3000 One Logan Square, Philadelphia, PA for ten days prior to the date of the meeting.

                                      By Order of the Board of Directors


                                      Joseph M. Corvino
                                      Secretary

March 31, 1999

                                TABLE OF CONTENTS

PROXY STATEMENT......................................................... 1

VOTING PROCEDURES....................................................... 1
         Revoking Your Proxy............................................ 1
         Vote Required and Method of Counting Votes..................... 1
         Other Business................................................. 2

BOARD OF DIRECTORS...................................................... 2
         Election of Directors.......................................... 2
         Board Meetings; Committees of the Board........................ 3
         Compensation of Directors...................................... 4

OWNERSHIP OF COMMON SHARES.............................................. 4

REPORT OF COMPENSATION COMMITTEE........................................ 5
         Base Salary.................................................... 5
         Annual Bonus................................................... 6
         Long-Term Incentive............................................ 6
         Compensation of the Chief Executive Officer.................... 7
         Deductibility of Compensation.................................. 7

STOCK PERFORMANCE CHART................................................. 8

EXECUTIVE COMPENSATION.................................................. 9
         Summary Compensation Table..................................... 9
         Deferred Compensation Plans....................................11
         Change in Control Arrangements.................................11

PROPOSAL TO AMEND BYLAWS................................................11
         Consideration in Support of Proposed Amendments................12
         Consideration Against Adoption of Proposed Amendments..........12
         Form of Amendments.............................................13

PROPOSAL TO AMEND 1998 EQUITY PLAN......................................14
         Form of Amendments to 1998 Equity Plan.........................14
         Reasons For Proposed Amendments to 1998 Equity Plan............14
         Description of the 1998 Equity Plan............................15

OTHER INFORMATION.......................................................21
         Certain Related Transactions...................................21
         Independent Accountants........................................21
         Section 16(a) Beneficial Ownership Reporting Compliance........21
         Shareholder Proposals..........................................21
         Expenses of Solicitation.......................................21

                                 SUNSOURCE INC.
                              3000 One Logan Square
                             Philadelphia, PA 19103

                                 PROXY STATEMENT

         The Board of Directors of SunSource Inc. (the "Company" or "SunSource") is soliciting your proxy for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Tuesday, April 27, 1999, at the law offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA, and at any adjournment or postponement of the Annual Meeting.

         This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to stockholders on or about March 31, 1999. The stockholders of record at the close of business on March 25, 1999 (the "Record Date") will be entitled to be notified of, and to vote at, the Annual Meeting.

                                VOTING PROCEDURES

         YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend our Annual Meeting of Stockholders, please take the time to vote by completing and mailing the enclosed proxy card. We have included a postage-prepaid envelope for your convenience.

         If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted "FOR" the election of the nominees to the Board of Directors, "FOR" the amendment to the Bylaws and "FOR" the amendment to the 1998 Equity Compensation Plan (the "1998 Equity Plan").

Revoking Your Proxy

         If you later wish to revoke your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the annual meeting.

Vote Required and Method of Counting Votes

o Number of Shares Outstanding and Quorum. At the close of business on the Record Date, there were [6,740,208] Common Shares outstanding and entitled to vote at the annual meeting. A majority of the outstanding Common Shares present in person or by proxy is required for a quorum to transact business at the meeting.

o Vote Required. The following is an explanation of the vote required for each of the three items to be voted on at the annual meeting:

         Item 1 - Election of Directors.

                  The nominees receiving the highest number of votes will be elected. If you do not wish your shares to be voted for a particular nominee, you may so indicate in the space provided on the proxy card.

         Item 2 - Approval of Amendment No. 2 to the Bylaws of SunSource Inc.; and Item 3 - Approval of Amendment 1999-1 to the SunSource Inc. 1998 Equity Plan.

                  The affirmative vote of a majority of the Common Shares present in person or by proxy is required for approval of Items 2 and
         3. Shares represented by proxy which are marked "abstain" will have the effect of a vote against Items 2 and 3. A "broker non-vote" (when a broker does not have authority to vote on a particular issue) will have no effect on the vote.

Other Business

         We know of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the meeting, the persons named in the proxy card intend to vote your shares in accordance with their best judgment.


                               BOARD OF DIRECTORS

Election of Directors

         At the Annual Meeting, nine directors, constituting the entire Board of Directors of the Company, are to be elected. If the proposal to amend the Bylaws is adopted, the directors will be elected for the terms indicated below and until their respective successors are duly elected and qualified. If the proposal is not adopted, the directors will be elected to hold office until the Annual Meeting of Stockholders in 2000 and until their respective successors are duly elected and qualified. Unless instructions to the contrary are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the nominees set forth below. All of the nominees are currently members of the Board of Directors of the Company. If any of the nominees are unavailable for election, the number of directors to be elected at the meeting will be reduced.

         The following sets forth information with respect to each nominee:

                                                                Principal Occupation; Five Year
                   Name, Age and Year                              Employment History; Other
                  First Became Director                                   Directorships
                  ---------------------                         --------------------------------
Class I Directors-Nominees to Serve Until 2000 Annual Meeting

O. Gordon Brewer, Jr.,  62                                    Consultant and former Vice President-Finance
1987 (2)                                                      of Ikon Office Solutions (successor company to
                                                              Alco Standard Corporation) for more than the
                                                              past five years; Director, Corporate Insurance
                                                              Reinsurance Limited

Arnold S. Hoffman,      63                                    Senior Managing Director in Corporate
1987 (1)                                                      Finance of Legg Mason Wood Walker,
                                                              Incorporated since April 1995; Managing
                                                              Director prior thereto;

Donald A. Scott,        69                                    Retired as Partner of Morgan, Lewis & Bockius
                                                              LLP in September 1998; Partner of Morgan,
                                                              Lewis & Bockius LLP prior thereto; Director
                                                              Provident Mutual Life Insurance Company

Class II Directors-Nominees to Serve Until 2001 Annual Meeting

Robert E. Keith, Jr.,   57                                    Managing Director and Chief Executive
1997 (1)                                                      Officer of TL Ventures (a venture capital
                                                              firm) for more than the past five years;
                                                              President and Chief Executive Officer of
                                                              Technology Leaders Management, Inc.
                                                              from February 1996; President and Chief

                                                                Principal Occupation; Five Year
                   Name, Age and Year                              Employment History; Other
                  First Became Director                                   Directorships
                  ---------------------                         --------------------------------

                                                              Operating Officer prior thereto; Director,
                                                              Cambridge Technology Partners, National
                                                              Media Corporation, Navigator, Safeguard
                                                              Scientifics, Inc. and Wave Technologies
                                                              International

Geoffrey C. Shepard,    54                                    President of Corporate Division of Karr Barth
1998 (2)                                                      Associates, Inc. since 1994; Senior Vice
                                                              President and General Counsel, Reliance
                                                              Insurance Company prior thereto

Francis G. Ziegler,     58                                    President and Chief Executive Officer of
1998 (1)                                                      Claneil Enterprises, Inc. for more than the
                                                              past five years; Chairman of the Board of
                                                              Scandipharm, Inc., the Lander Company and
                                                              Ranir/DCP; Director of Wawa, Inc.

Class III Directors-Nominees to Serve Until the 2002 Annual Meeting.

Norman V. Edmonson,     58                                    Retired as Executive Vice President of the
1987 (2)                                                      Company in May 1998 ; Executive Vice
                                                              President and Group Vice President prior thereto


Donald T. Marshall,     65                                    Chairman and Chief Executive Officer of
1987                                                          the Company for more than the past five
                                                              years

John P. McDonnell,      64                                    President and Chief Operating Officer
1995                                                          of the Company since December 1994;
                                                              Chief Executive Officer, SunSource
                                                              Industrial Services Company, Inc.,
                                                              a division or subsidiary of the Company
                                                              since 1996; Group Vice President prior thereto

(1)  Member of Compensation Committee
(2)  Member of Audit Committee

         Your Board of Directors recommends a vote "FOR" the election of these nominees.

Board Meetings; Committees of the Board; Nominations to Board

         The Board of Directors met four times in 1998.

         The Board has two standing committees: the Audit Committee whose members are Mr. Brewer, Mr. Edmonson and Mr. Shepard; and the Compensation Committee whose members are Mr. Hoffman, Mr. Keith and Mr. Ziegler. The Audit Committee met four times in 1998; the Compensation Committee met four times.

         The Audit Committee reviews the performance and independence of the Company's independent accountants, makes an annual recommendation to the Board with respect to the appointment of independent accountants, approves the general nature of the services to be performed and solicits and reviews the accountants' recommendations. The Audit Committee also consults with the Company's financial officers and internal auditors.

         The Compensation Committee reviews the Company's compensation policies and executive compensation changes and makes recommendations on compensation plans.

         The Board does not have a Nominating Committee. The Board will consider recommendations for nominees for director from stockholders, who must submit such recommendations in writing to the Secretary of the Company. Pursuant to the Company's Bylaws, a nomination by a stockholder of a person for election as a director must be made not later than 60 days nor earlier than 90 days prior to the anniversary of the preceding year's annual meeting in writing with the information specified in the Bylaws.

Compensation of Directors

         Employee directors receive no additional compensation for serving as directors.

         During 1998 non-employee directors received an annual retainer of $20,000 plus $1,000 for each Board or committee meeting attended. As a result of stockholder approval of the Stock Compensation Plan for Non-Employee Directors in 1998, one half of the retainer was paid in Common Shares and the remainder was paid in cash. Beginning in 1999, the non-employee directors will be entitled to elect to take up to 100% of the retainer in the form of Common Shares.

         Messrs. Brewer, Edmonson and McDonnell also served on a Special Search Committee of the Board to select candidates for the position of Chief Executive Officer of the Company. As compensation for serving on the Special Search Committee, they were each paid $1,000 for each Committee meeting attended. In addition, Mr. Brewer was paid $20,000 in Common Shares for serving as Chairman of this committee.


                           OWNERSHIP OF COMMON SHARES

         The following table shows for (i) each director, (ii) each executive officer named in the summary compensation table, (iii) certain persons known to the Company to own beneficially more than 5% of the outstanding Common Shares, and (iv) all officers and directors as a group, the beneficial ownership of Common Shares as of March 18, 1999.

                                               Common
Name of Beneficial Owner                       Shares               Percent
------------------------                       ------               -------

Directors and Executive Officers
--------------------------------
O. Gordon Brewer, Jr.                           1,855                    *
Harold J. Cornelius (1)                        27,770                    *
Joseph M. Corvino (1)                          38,626                    *
Norman V. Edmonson (1)                        422,091                 6.3%
Max W. Hillman, Jr. (1)                        30,220                    *
Arnold S. Hoffman                              11,000(2)                 *
Robert E. Keith, Jr.                            2,498                    *
Donald T. Marshall (1)                        703,988                10.4%
John P. McDonnell (1)                         203,208                 3.0%
Donald A. Scott                                 2,748                    *
Geoffrey C. Shepard                             1,486                    *
Francis. G. Ziegler                             1,286                    *

All directors and executive
  officers as a group (13
  persons)                                  1,448,401                21.5%


Other 5% Owner
--------------
T. Rowe Prices Associates, Inc.               600,500                 8.9%
100 East Pratt Street
Baltimore, MD 21202

Skyline Asset Management, L.P.                360,800                 5.4%
311 South Wacker Drive, Suite 4500
Chicago, IL 60606

-----------------
* Less than 1%

(1) Pursuant to a Stockholders Agreement dated as of July 31, 1997, Messrs. Cornelius, Corvino, Edmonson, Hillman, Marshall and McDonnell have agreed to vote, in the same proportion as the unaffiliated Common Shares that are voted on any matter, that percentage of Excess Voting Shares held by them that equals the percentage of unaffiliated Common Shares that are voted on such matter. "Excess Voting Shares" means the Common Shares beneficially owned by such individuals that represent voting power in excess of the respective voting powers they would have had immediately prior to the conversion of SunSource L.P., the predecessor to the Company (the "Partnership") into corporate form (the "Conversion") in a vote of the holders of Class A Interests and Class B Interests voting together as a single class.

(2) Includes 2,000 Common Shares owned by Hoffman Investment Co., of which Mr. Hoffman is Managing Partner. In addition, Mr. Hoffman's children own 1,000 Common Shares with respect to which he disclaims beneficial ownership.


                        REPORT OF COMPENSATION COMMITTEE

         The Company's compensation program for executive officers is designed to attract, retain, and motivate superior executive talent and to align a significant portion of each officer's total compensation with the performance of the applicable business unit, the Company and the interests of the Company's stockholders.

         The Company maintains a highly leveraged pay for performance compensation program recognizing and supporting its high risk / high reward business strategy and culture. When performance is exceptional, rewards can be substantial and well above average / median labor market values. When performance falls short of expectations, there may be no incentive award payouts.

         The Company has implemented a competitive total compensation program for executive officers composed of the following elements discussed below: base salary, annual bonus; and long-term incentive compensation.

Base Salary

         Executive base salaries reflect the Company's operating philosophy, culture and business direction with each salary determined subjectively by the skills, experience and performance level of the individual executive, and the needs and resources of the Company. Base salaries are targeted to median market levels based on reviews of published salary surveys and peer company compensation conducted by an independent compensation consulting firm. The Committee believes that the Company's most direct competitors for executive talent encompass a broader group of companies engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the compensation peer group is not the same as, and is broader than, the companies comprising the peer group index as it appears in the graph in "Stock Performance Chart."

Annual Bonus

         Annual bonuses may be earned by executive officers and key employees under the Company's annual bonus plans. Payments under these plans are based on the performance of the overall Company or the business unit over which the individual has a direct influence. Annual bonus targets and goals are recommended by the CEO. The goals incorporate the achievement of business plan income targets, Return on Assets ("ROA") and Return on Average Net Tangible Assets ("ROANTA") as well as the achievement of non-financial management business objectives. The mix and weighting of the goals vary by business unit and are subjectively determined. The level of achievement of the goals determines the level of bonus. The maximum payout is two times the annual bonus target.

Long-Term Incentive

         Through 1997, the Company has utilized a Deferred Compensation Plan for Division Presidents (the "Presidents' Plan") and a Long-Term Performance Share Plan (the "Share Plan") for its officers.

         SunSource also maintains a deferred compensation plan for key employees (the "Key Employees Plan") which allows for deferral of cash compensation from salary and annual bonuses. The Key Employees Plan also allows participants eligible for accelerated payments under the change in control provisions of the other defined compensation plans an election to continue to defer their balances. Executive deferrals can grow at mutual fund investment rates.

         Under the Presidents' Plan, presidents of business units earned deferred compensation based on annual performance results using the goals described in the annual bonus section above. Presidents' Plan awards unconditionally vested at the rate of 20% per year over the five-year period from the date earned. The Presidents' Plan was canceled effective December 31, 1997 and no further awards may be made under this plan.

         The Share Plan was based on annual and cumulative net income performance for five-year terms. The Share Plan continued from January 1, 1997 to December 31, 1997 and was canceled effective December 31, 1997. Awards resulting from 1997 performance were deferred under the Share Plan and became payable after December 31, 1998.

         As the result of the Conversion, awards earned through December 31, 1996 became 100% vested in accordance with the change of control provisions of the plans. However, certain employees elected to continue to defer their awards under the Key Employees Plan.

         In 1998, stockholders approved the 1998 Equity Plan. The plan is designed to instill the economic incentives of ownership, create management incentives to improve stockholder value and, through the use of vesting periods, encourage executives to remain with the Company and focus on long-term results.

         The plan is designed to drive performance and reward top officers and key employees when there is an increase in stock price or earnings per share (for corporate employees) or an increase in income growth, excluding extraordinary events (for the business unit employees). The maximum payout will be 100% of the targeted long-term incentive as defined by the CEO with the approval of the Compensation Committee.

         The Committee awarded the initial grants in 1998 to qualifying participants with the number of shares awarded varying according to position responsibility, salary and performance results.

         The number of shares awarded and the vesting period of the award are determined by first setting a maximum number of shares and then measuring performance of the Company and business units to compute actual stock option grants up to the maximum and to determine the number of years over which the stock options vest.

         For 1998 awards, targeted long-term dollar award values were established by using competitive survey data. Guidelines for the maximum number of shares were determined by dividing target long-term incentive dollar values by the estimated value of a stock option. Accepted stock option pricing models were used to calculate the estimated option value. The number of shares that were actually awarded was determined on a discretionary basis by the Company's CEO for corporate staff and business unit Chief Executive Officers for their participating employees using these guidelines.

         If the Company or the business unit, as applicable, meets certain Performance Targets, stock options will become vested gradually over a three to five-year period, depending on 1998 results. If Performance Targets are not met, the options will not become vested until 9 years from the grant date.

Compensation of the Chief Executive Officer

         During 1998, Mr. Marshall's base salary was increased to $544,030 to recognize his leadership in the growth of the Company and the value he has created for the Company. Mr. Marshall's 1998 annual bonus was $115,409, reflecting the Company's achievement of its 1998 performance goals. Additionally, his 1998 Equity Plan award grant was 35,000 stock options which will be vested over a five-year period as the result of the Company's 1998 performance.

Deductibility of Compensation

         Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation for taxable years beginning on or after January 1, 1994. It limits deductible compensation for the executive officers named in the Summary Compensation Table to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by stockholders.

         The 1998 Equity Plan qualifies those awards that would be considered performance-based for exemption under Section 162(m). The Committee will continue to examine the impact of the deductibility limit on the Company and the executive group to determine when and if other aspects of the executive compensation program are affected by the limit and the appropriate actions necessary for the best interests of the stockholders.

                                                      THE COMPENSATION COMMITTEE

                                                      O. Gordon Brewer, Jr.
                                                      Norman V. Edmunson
                                                      Geoffrey C. Shepard

                             STOCK PERFORMANCE CHART

         The following graph compares the cumulative total stockholder return on the Company's Common Shares (and Class B Interests of the Partnership) for the five years ended December 31, 1998, with the cumulative total return on the Russell 2000 Index and an industry peer group index. The 1998 Peer Group is comprised of Applied Industrial Technologies, Inc.; Barnes Group, Inc.; Genuine Parts Company; W.W. Grainger, Inc.; Hughes Supply, Inc.; Lawson Products, Inc.; and NCH Corporation. These companies were selected based on their similarities in the aggregate to the Company.

         The cumulative total shareholder return computations set forth in the performance graph assume the investment of $100 on December 31, 1993, and the reinvestment of all dividends, except Class B tax distributions of the Partnership. The returns of each company in the 1998 Peer Group have been weighted according to the respective company's stock market capitalization.

         For periods prior to September 30, 1997, the Company's predecessor was traded as a master limited partnership. For those periods, the index includes returns on Class B interests only due to the fact that those interests were converted into Common Shares upon conversion to corporate form on September 30, 1997 (one post-split share of the Company's Common Shares for four Class B Interests). Also, for such periods, amounts distributed to partners representing tax distributions were excluded from the calculation based on the assumption that type of distribution would not be reinvested. The Class B tax distributions were intended to cover the partners' tax liability on taxable income allocated from the Company's predecessor.

                      1993      1994      1995      1996      1997       1998
                 --------------------------------------------------------------
SunSource Inc.        100       109       133       133       169        137
Russell 2000          100        98       126       147       180        175
1998 Peer Group       100       101       117       136       164        153

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all cash compensation paid and accrued for services rendered during the three years ended December 31, 1998, by each of the Chief Executive Officer, the four other most highly compensated executive officers of the Company whose remuneration exceeded $100,000 and an additional individual who served as an executive officer during the last completed fiscal year but was not serving as such as of December 31, 1998.

                                                                                                    Securities
                                                                                  Long-Term           Under-
                                                    Annual Compensation             Share             lying
            Name and                           ----------------------------      Performance         Options          All Other
       Principal Position             Year      Salary (1)       Bonus (2)          Plan                #           Compensation
       ------------------             ----      ------           -----              ----             --------       ------------
Donald T. Marshall                    1998    $ 577,677         $115,409        $  602,137 (4)        35,000         $15,928 (6)
Chairman and Chief                    1997      521,031           51,087         1,126,486 (5)          --            13,649 (6)
Executive Officer                     1996      452,509           45,230               --               --            11,749 (6)

John P. McDonnell                     1998      439,429           30,000           237,205 (4)        20,000           3,895 (6)
President and Chief                   1997      426,302           43,354           354,036 (5)          --             3,383 (6)
Operating Officer                     1996      358,105           22,692               --               --             3,273 (6)

Norman V. Edmonson   (3)              1998      151,622             --             401,425 (4)          --                  -
Executive Vice President              1997      353,622           53,862           740,261 (5)          --             2,198 (6)
                                      1996      308,125          105,600               --               --             1,923 (6)

Harold J. Cornelius                   1998      320,438           73,991               --             12,500          59,164 (7)
Group Vice President                  1997      318,608           10,000           354,036 (5)          --                --
                                      1996      280,107            7,101               --               --            19,000 (8)

Max W. Hillman, Jr.                   1998      299,588          107,165               --             12,500               -
Group Vice President                  1997      284,991           66,816           354,036 (5)          --           296,975 (8)
                                      1996      269,816              --                --               --            29,000 (8)

Joseph M. Corvino                     1998      211,939           50,000            91,233 (4)        10,000             372 (6)
Vice President - Finance              1997      185,123           46,856           128,743 (5)          --               372 (6)
                                      1996      175,118           27,419               --               --               372 (6)

----------------------

(1)  Represents base salary plus other types of miscellaneous compensation.

(2)  Represents earned bonus for services rendered in each year.

(3)  Retired as Executive Vice President of the Company in May 1998.

(4) Represents deferred compensation awarded under the Share Plan for the year ended December 31, 1997. These awards became eligible for distribution in early 1999. The Share Plan terminated upon approval of the 1998 Equity Plan.

(5) Represents deferred compensation awarded under the Share Plan for the three years ended December 31, 1996 which was accelerated as a result of the Conversion.

(6) Represents primarily term life insurance premiums paid by the Company for the benefit of the named executive officer.

(7)  Represents relocation expenses paid in 1998.

(8) Represents deferred compensation earned and awarded under the Presidents' Plan for services rendered in the year which unconditionally vests at the rate of 20% per year over the five-year period from the date earned. The Presidents' Plan was terminated upon stockholder approval of the 1998 Equity Plan.

                             OPTIONS GRANTS IN 1998

                                INDIVIDUAL GRANTS

                                           Percent of                            Potential Realizable Value at
                                             Total                                  Assumed Annual Rates of
                           Securities       Options                                 Stock Price Appreciation
                           Underlying     Granted to    Exercise                      for Option Term (2)
                            Options      Employees in     Price    Expiration       ----------------------
        Name             Granted (#)(1)   Fiscal Year    ($/SH)       Date           5% ($)       10% ($)
-----------------------------------------------------------------------------    -----------------------------
Donald T. Marshall          35,000           16.5%       $15.99    07/30/2008       $ 351,961    $ 891,938

John P. McDonnell           20,000           9.5%        $15.99    07/30/2008       $ 201,121    $ 509,679

Harold J. Cornelius         12,500           5.9%        $15.99    07/30/2008       $ 125,700    $ 318,549

Max W. Hillman, Jr.         12,500           5.9%        $15.99    07/30/2008       $ 125,700    $ 318,549

Joseph M. Corvino           10,000           4.7%        $15.99    07/30/2008       $ 100,560    $ 254,839

(1) Each option granted has a ten-year term and is vested based on financial performance. If financial performance targets are met, vesting occurs annually over three to five years from the date of grant. If performance targets are not met, the options will not vest until nine years from the date of grant. Each option was granted at 85% of the fair market value.

(2) The amounts shown under these columns are calculated at the 5% and 10% annual rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's stock price.

                      AGGREGATED OPTION EXCERCISES IN 1998
                        AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information for each executive officer with regard to stock option exercises during 1998 and the aggregate stock options held at December 31, 1998.

                                                               Number of
                                                              Unexercised           Value of Unexercised
                                                                Options             In-The-Money Options
                               Shares                        at FY-END (#)              at FY-END ($)
                             Acquired by      Value           Exercisable/              Exercisable/
            Name              Exercise       Realized      Unexercisable (1)          Unexercisable (2)
            ----              --------       --------      -----------------          -----------------
Donald T. Marshall              --           $     --         -- /35,000                $ -- /$98,700

John P. McDonnell               --           $     --         -- /20,000                $ -- /$56,400

Harold J. Cornelius             --           $     --         -- /12,500                $ -- /$35,250

Max W. Hillman, Jr.             --           $     --         -- /12,500                $ -- /$35,250

Joseph M. Corvino               --           $     --         -- /10,000                $ -- /$28,200

(1) Represents the number of shares subject to outstanding options.
(2) Based on a price of $18.81 per share, the closing price of the Company's Common Stock on December 31, 1998, minus the exercise price of $15.99.

Deferred Compensation Plans

         The Company's deferred compensation plans are described in this proxy statement in "Report of Compensation Committee - Long-Term Incentive."

Change in Control Arrangements

         The executive officers named above were participants in the Presidents' Plan and the Share Plans in certain years. Upon a change in control, the plans provided for payment of all vested and non-vested amounts including accrued interest. The Company also adopted the Key Employees Plan on January 1, 1996, to allow participants eligible for accelerated payments under the change in control provisions of the other deferred compensation plans an election to continue to defer their balances. A change of control occurred on September 30, 1997, as a result of the Conversion whereby all awards earned through December 31, 1996, became fully vested and eligible for distribution. However, certain employees elected to continue to defer their awards under the Key Employees Plan. Upon approval of the 1998 Equity Plan by stockholders of the Company on April 28, 1998, awards under the Presidents' Plan and the Share Plan ceased as of December 31, 1997.

                            PROPOSAL TO AMEND BYLAWS

         The Board of Directors has proposed, for approval by the stockholders, three related amendments to the Bylaws of the Company. The first of these amendments would classify the Board of Directors into three classes, each of which, after a transitional period, would consist of directors having three year terms, with one class being elected each year. The second amendment would provide, consistent with the provisions of the Delaware General Corporation Law applicable to corporations whose bylaws include a classified board, that a director may be removed from office by a vote of the stockholders only for cause. The third amendment would provide that the bylaw provisions classifying the Board of Directors and providing that the directors can only be removed for cause can only be amended or repealed by the affirmative vote of a majority of the members of the Board of Directors or the affirmative vote of the holders of 75% of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. Furthermore, the third amendment would provide that it could only be amended or repealed by the same 75% affirmative vote.

         The Bylaws currently provide that each director shall hold office until the expiration of the term for which he or she was selected and until a successor shall have been elected and qualified or until his or her death, resignation or removal. The first proposed amendment to Article IV Section 4.02 of the Bylaws would add a provision that divides the Board of Directors into three Classes: Class I, Class II and Class III, with the directors in each class to hold office for staggered terms of three years each. If the first amendment is adopted, all directors will be elected to their classified terms as described in this Proxy Statement. Initially, the term of the Class I directors would expire at the next annual meeting in 2000, and the terms of Class II and Class III directors would expire, respectively, at the 2001 and 2002 annual meetings. Successors to the directors in each class would then be elected for three year terms. The first amendment would thus have the effect of causing only one class of directors per year to be elected, with the directors in the other two classes remaining in office until the elections held in later years. Vacancies on the Board in a particular class would be filled for the remainder of the term of such class.

         The second amendment conforms the Bylaws to the requirements of the Delaware General Corporation Law by specifically providing that directors can only be removed for cause.

          The third amendment is meant to protect the bylaw provision classifying the Board of Directors from being dismantled by a third party acquiror in a takeover situation and thus is integral to the effectiveness of the classified board.


Considerations in Support of Proposed Amendments

         In recent years, accumulations by third parties of substantial stock positions in public companies frequently have been preludes to hostile attempts to takeover or restructure such corporations or to sell all or part of such corporation's assets or to take other similar extraordinary action. Such actions are often undertaken by the third party without advance notice to, or consultation with, management. In many cases, such third parties position themselves through stock ownership to seek representation on a board of directors in order to increase the likelihood that they will be able to implement proposed transactions opposed by the corporation's management. If the corporation resists the efforts of the third party to obtain representation on the board, the third party may commence a proxy contest to have its nominees elected in place of some or all of the existing directors. In some cases, a third party may not truly be interested in taking over the corporation, but may seek to use the threat of a proxy fight or a bid to take over the corporation, or both, as a means of obtaining for itself a special benefit which might not be available to all of the corporation's stockholders.

         The Board of Directors believes that an imminent threat of removal in such situations would severely curtail its ability to negotiate effectively. Under such pressure, management could be deprived of the time and information necessary to evaluate the takeover proposal, to seek and study alternative proposals that may better serve the interests of the Company's stockholders, and in an appropriate case, to help achieve a better price in any transaction which may ultimately occur. If adopted, the classified board amendment would help assure that the Board, if confronted by a proposal from a third party which has acquired a significant block of the Company's Common Stock, will have sufficient time to review the proposal and take appropriate actions.

         Takeovers or changes in management of the Company which are proposed and effected without prior negotiation with the Company's management are not necessarily detrimental to the Company and its stockholders. However, the Board believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to takeover or restructure the Company outweigh the disadvantages of discouraging such proposals. The proposed Amendment is not being submitted as the result of, and the Board is unaware of, any specific effort by any persons to obtain control of the Company or to accumulate large amounts of its stock.

         The proposed amendments are designed, in part, to encourage a third party seeking to acquire control of the Company to first consult with the Company's management regarding any proposed business combination or other transactions involving the Company, so that it may be studied by the Board and so that the Company's stockholders can have the benefit of the Board's recommendations in cases where stockholder approval is required. Although a takeover bid may be made at prices representing premiums over the then current market price for the securities being sought, the Board believes that, in a situation where a third party seeks management's cooperation, a corporation's board of directors will be in a better position to promote consideration of a broader range of relevant factors, such as the structuring of the proposed transaction and its tax consequences and the underlying value and prospects of that corporation. These issues may not otherwise adequately be addressed by such third party.

Considerations Against Adoption of Proposed Amendments

         Because the proposed amendments would make more difficult or deter a proxy contest or the assumption of control of the Board by a holder of a substantial block of the Company's Common Stock, it could increase the likelihood that incumbent members of management will retain their positions. The classified board amendment would apply to every election of directors whether or not a change in the composition of the Board would be beneficial and whether or not the holders of a majority of the Company's Common Stock believe that such a change would be desirable. After adoption of the proposed amendment, stockholders who do not favor the policies of the Board would require at least two annual meetings of stockholders to replace a majority of the Board.

         In addition, the proposed amendments could have the effect of deterring a third party from making a tender offer for or otherwise acquiring significant blocks of the Company's shares, even though such an action might increase, at least temporarily, market prices for the Company's shares, and even though a number of stockholders of the Company might be willing to sell their shares at the price offered. Because deterrence of such acquisitions could tend to reduce such temporary fluctuations in the market price of the Company's shares, stockholders could be denied certain opportunities to sell their shares at temporarily higher market prices.

Form of Amendments

         If the proposed amendments are approved, the text of the Company's Bylaws would be amended as follows:

         Section 4.02 of the bylaws would be amended and restated to read as follows:

                  SECTION 4.02. Number, Classified Board and Term of Office-The board of directors shall consist of such number of directors as may be determined from time to time by resolution of the board of directors. The directors shall be divided into three classes, Class I, Class II and Class III, with respect to their terms of office. All classes shall be as nearly equal in number as reasonably possible. Subject to such limitations, when the number of directors is changed, any newly-created directorship or any decrease in directorships shall be apportioned among the classes by action of the board of directors. The terms of office shall be as follows:

                  (1) Class I shall expire at the annual meeting of stockholders to be held in 2000;

                  (2) Class II shall expire at the annual meeting of
                      stockholders to be held in 2001;

                  (3) Class III shall expire at the annual meeting of
                      stockholders to be held in 2002;

                  At each annual meeting of stockholders, commencing with the annual meeting to be held in 2000, the successors of the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year of their elections.


         Section 4.05 of the Bylaws would be amended and restated to read as follows:

                  SECTION 4.05 Removal-Any director classified pursuant to
         Section 4.02, or all such directors, may be removed from office at any time, but only for cause.

         Section 8.06 of the Bylaws would be amended and restated to read as follows:

                  SECTION 8.06. Amendment of Bylaws-Subject to Section 4.12 hereof, these bylaws may be altered, amended or repealed or new bylaws may be adopted either (a) by vote of the stockholders at a duly organized annual or special meeting of stockholders (or by their written consent), or (b) by vote of a majority of the board of directors at any regular or special meeting of directors if such power is conferred upon the board of directors by the certificate of incorporation. Notwithstanding the foregoing, Section 4.02,

         Section 4.05 and this Section 8.06 may be altered, amended or repealed only (a) by the affirmative vote of the holders of at least 75% of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class, or (b) by the affirmative vote of a majority of the members of the board of directors at any regular or special meeting of directors if such power is conferred upon the board of directors by the certificate of incorporation.

         The Board of Directors recommends that the stockholders vote "FOR" approval of the amendment to the Bylaws.


                       PROPOSAL TO AMEND 1998 EQUITY PLAN

         The Board of Directors has adopted a resolution recommending that stockholders approve an amendment to the 1998 Equity Plan to increase the number of authorized shares by 150,000 in connection with the hiring of a new chief executive officer. If the proposal is approved by the stockholders, the amendment will not change any other of the provisions of the present 1998 Equity Plan.

Form of Amendment to 1998 Equity Plan

         If approved, the first sentence of Section 3(a) of the 1998 Equity Plan would be amended to read as follows:

                  The aggregate number of shares of Company Stock ("Common Shares") that may be issued or transferred under the Plan is 2,150,000 shares; but no more than the Applicable Percentage of the number of Common Shares issued and outstanding on the effective date of the Plan and at any time thereafter may be issued or transferred under the Plan; provided however, that up to 150,000 shares may be issued under the Plan without reference to the Applicable Percentage in connection with the hiring of a new chief executive officer of the Company.

Reasons for Proposed Amendment to 1998 Equity Plan

         The 1998 Equity Plan is designed to drive performance and reward top officers and key employees when there is an increase in stock price or earnings per share (for corporate employees) or an increase in income growth, excluding extraordinary events (for the business unit employees). The maximum payout will be 100% of the targeted long-term incentive as defined by the Chief Executive Officer ("CEO") with the approval of the Compensation Committee. Target long-term incentive opportunities are based on competitive award opportunities available at similar companies with respect to size and industry.

         The 1998 Equity Plan provides employees and non-employee members of the Board with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards and performance units. The amount of options available for the 1998 Equity Plan is calculated annually and cumulatively at the rate of 5% of shares outstanding per year. The maximum number of shares available under the 1998 Equity Plan is 25% of the Total Outstanding Shares or 2,000,000 shares.

         The Company has begun the process of transition to a new CEO with the intention that the current Chairman and CEO will relinquish the title and role of CEO and retain the title and role of Chairman.

         Due to limitations on shares authorized under the 1998 Equity Plan, as of April 28, 1999 only 675,400 shares are anticipated to be available for award. Based on projections of regular awards and other grants, including the proposed grant to the current Chairman and CEO for his management of the CEO transition process and his commitment to serve the Company over the next three years, less than 30,000 shares are expected to remain available in 1999. SunSource would like to have 150,000 stock options available to offer the new CEO chosen for the position. Without additional shares to the 1998 Equity Plan, SunSource will not have sufficient shares available to recruit a new CEO effectively. Therefore, SunSource requests stockholder approval for a one-time 150,000 addition to the existing shares authorized under the Plan.

Descriptions of the 1998 Equity Plan

         The key provisions of the 1998 Equity Plan are described below:

Purposes

         The 1998 Equity Plan provides employees and non-employee members of the Board with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards and performance units (hereinafter collectively referred to as "Grants" or "Awards"). The Company believes that the 1998 Equity Plan will encourage participants to contribute materially to the growth of the Company, thereby benefitting the Company's stockholders, and will align the economic interests of the participants with those of the stockholders.

Administration

         The 1998 Equity Plan is administered and interpreted by the Compensation Committee of the Board or a subcommittee thereof (the "Committee"). The Committee shall consist of two or more persons appointed by the Board, all of whom shall be "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations and non-employee directors as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Notwithstanding the foregoing, the Board may ratify or approve (and, in the case of Grants to the members of the Committee, shall approve) Grants, in which case references to the Committee shall be deemed to include the Board. The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the 1998 Equity Plan, (ii) determine the type, size and terms of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, and (iv) deal with any other matters arising under the 1998 Equity Plan. Grants shall be made in accordance with a compensation policy established by the Committee which may require that Grants are made upon accomplishment of certain goals that relate to the financial performance of the Company or its operating units, the performance of Common Shares, individual performance, or such other criteria as the Committee deems appropriate.

Participation

         Grants may be made to any employees (including officers and Directors) and non-employee directors. Grants were made to 37 employees and one director under the 1998 Equity Plan in 1998. Awards under the 1998 Equity Plan may consist of grants of stock options ("Options"), stock awards ("Stock Awards"), stock appreciation rights ("SARs"), and performance units ("Performance Units"). All Grants shall be subject to the terms and conditions set forth in the 1998 Equity Plan and to such other terms and conditions consistent with the 1998 Equity Plan as the Committee deems appropriate. Grants under the 1998 Equity Plan need not be uniform as among the grantees.

Authorized Shares

             The Board reserved 2,000,000 Common Shares for issuance over the ten year term of the 1998 Equity Plan, subject to adjustment as described in "Adjustment Provisions" below. However, no more than the Applicable Percentage of the number of Common Shares issued and outstanding on the effective date of the 1998 Equity Plan and at any time thereafter may be issued or transferred under the 1998 Equity Plan. The Applicable Percentage was five percent (5%) as of April 28, 1998 (the effective date of the 1998 Equity
Plan), and shall increase by five percent (5%) on each anniversary of the effective date; provided that the Applicable Percentage shall not exceed twenty-five percent (25%). In no event, however, shall the aggregate number of Common Shares that may be issued or transferred under the 1998 Equity Plan be less than the number of Common Shares previously issued or transferred under the 1998 Equity Plan or subject to then outstanding Grants. The maximum aggregate number of Common Shares that may be subject to Grants made under the 1998 Equity Plan to any one individual during any calendar year shall be 200,000 shares. The shares may be authorized but unissued Common Shares or reacquired Common Shares, including shares purchased by the Company on the open market for purposes of the 1998 Equity Plan. If and to the extent options granted under the 1998 Equity Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any stock awards are forfeited, the shares subject to such Grants shall again be available for purposes of the 1998 Equity Plan.

         The closing price of the Common Shares reported on the New York Stock Exchange on March 18, 1999, was $17.938 per share.

Options

         The Committee may grant Options that are intended to qualify as "incentive stock options" within the meaning of section 422 of the Code ("Incentive Stock Options") or Options which are not intended to so qualify ("Nonqualified Stock Options") or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth in the 1998 Equity Plan. The exercise price to purchase Common Shares subject to an Option under the 1998 Equity Plan will be determined by the Committee and may be equal to or greater than the fair market value of a Common Share on the date the Option is granted. An Incentive Stock Option may not be granted to an employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any "parent corporation" or "subsidiary corporation" of the Company (within the meaning of sections 424(e) and 424(f) of the Code, respectively), unless the exercise price per share is not less than 110% of the fair market value of a Common Share on the date of grant. Notwithstanding the foregoing, the exercise price per share of Grants of Nonqualified Stock Options may be at less than the fair market value of a Common Share, but not less than (85%) of the fair market value of a Common Share, on the date the Option is granted; provided that the Grant is subject to the satisfaction of performance goals established by the Committee. The Committee shall determine the term of each Option which shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

         A participant may pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Common Shares owned by the participant having a fair market value on the date of exercise equal to the exercise price or (iii) by any other method approved by the Committee. The Committee may permit a participant to instruct the Company to deliver the Common Shares due upon the exercise to a designated broker instead of to the participant.

Stock Awards

         The Committee may issue or transfer Common Shares to any employee or non-employee Director under a Stock Award, upon such terms as the Committee deems appropriate. The Committee may grant Stock Awards with restrictions that shall lapse over a period of time or restrictions that otherwise limit the transferability of the Common Shares ("Restricted Stock"). The Committee may also grant Stock Awards not subject to any such restrictions ("Unrestricted Stock"); provided that Grants of Unrestricted Stock may only be made if the Grant is subject to the satisfaction of performance goals established by the Committee. Common Shares issued or transferred pursuant to Restricted Stock Grants or Unrestricted Stock Grants may be issued or transferred for cash consideration or for no cash consideration, at the sole discretion of the Committee. The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The maximum number of Common Shares that may be issued or transferred as Stock Awards at any time shall not exceed twenty-five percent (25%) of the aggregate number of Common Shares that may then be issued or transferred under the 1998 Equity Plan, excluding the proposed amended increase of 150,000 shares.

Stock Appreciation Rights

         The Committee may grant stock appreciation rights ("SARs") to an employee or non-employee Director separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. Unless the Committee determines otherwise, the base amount of each SAR shall be equal to the per share exercise price of the related Option or, if there is no related Option, the fair market value of a Common Share as of the date of Grant of the SAR.

Performance Units

         The Committee may grant performance units ("Performance Units") to an employee. Each Performance Unit represents the right of the Grantee to receive an amount based on the value of the Performance Unit, if performance goals established by the Committee are met. A Performance Unit may be based on the fair market value of a Common Share or on such other measurement base as the Committee deems appropriate. The Committee may grant Performance Units that represent the right to receive a specified number of Common Shares, Options or SARs. The Committee shall determine the number of Performance Units to be granted and the requirements applicable to such Units. When Performance Units are granted, the Committee shall establish the performance period during which performance shall be measured, performance goals applicable to the Performance Units and such other conditions of the Grant as the Committee deems appropriate. Performance goals may relate to the financial performance of the Company or its operating units, the performance of Common Shares, individual performance, or such other criteria as the Committee deems appropriate.

Section 162(m)

         Under section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of Stock Options and the value of shares received when the shares of Restricted Stock became transferable (or such other time when income is recognized). An exception exists, however, for "qualified performance-based compensation." The 1998 Equity Plan is intended to allow Awards and Grants to meet the requirements of "qualified performance-based compensation."

         Stock options and SARs should generally meet the requirements of "qualified performance-based compensation," if the exercise price is at least equal to the fair market value of the Common Shares on the date of grant. The Committee may grant Performance Units and Stock Awards that are intended to be "qualified performance-based compensation" under section 162(m) of the Code. In that event, the Committee will establish in writing the objective performance goals that must be met and other conditions of the award before the beginning of the annual incentive period (or within 90 days after its commencement) or during such other period permitted by section 162(m) of the Code. The performance goals may relate to the employee's business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The Committee will not have discretion to increase the amount of compensation that is payable upon achievement of performance goals. At the end of each performance period, the Committee will certify the results of the performance goals and the extent to which the performance goals have been met.

Transferability

         Grants are generally not transferable by the participant, except in the event of death. However, the Committee may permit participants to transfer Nonqualified Stock Options to certain family members on such terms as the Committee deems appropriate.

Amendment and Termination

         The Board may amend or terminate the 1998 Equity Plan at any time; provided, however, that the Board shall not amend the 1998 Equity Plan without stockholder approval if such approval is required by section 422 of the Code or section 162(m) of the Code. The 1998 Equity Plan will terminate on the date immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Board or extended by the Board with approval of the stockholders.

Adjustment Provisions

         In the event of stock splits, stock dividends, recapitalization, or other similar changes in the outstanding Common Shares, the Committee shall appropriately adjust: (i) the maximum number of Common Shares available for Grants and the individual share limits, (ii) the number of shares covered by outstanding Grants, (iii) the kind of shares issued under the 1998 Equity Plan and (iv) the price per share or market value of Grants, and such adjustments will be effective and binding for all purposes of the 1998 Equity Plan.

Change of Control of the Company

         In the event of a change of control, unless the Committee determines otherwise, all outstanding Options and SARs shall automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding Restricted Stock shall immediately lapse, and Grantees holding Performance Units shall receive a payment in settlement of such Performance Units, in an amount determined by the Committee, based on the Grantee's target payment for the performance period and the portion of the performance period that precedes the change of control.

         A "change of control" will be deemed to have occurred if (i) any person (other than management) commences a tender offer for, or becomes a beneficial owner of, 20% or more of the voting power of the outstanding securities of the Company; (ii) the Company ceases to own, directly or indirectly, all of the capital stock of SunSub A Inc.; (iii) a transaction is approved in which the stockholders of the Company will not own 75% or more of the voting power of the surviving entity or members of the Board of Directors of the Company prior to the transaction will not constitute a majority of the Board of Directors of the surviving entity; (iv) all or substantially all of the assets of the Company and its subsidiaries are sold; (v) the Company and its subsidiaries liquidates or dissolves; or (vi) a majority of the Board of Directors of the Company shall cease to consist of current directors or directors whose election has been approved by a

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

majority of the Board of Directors. A transaction involving a reorganization of the Company and its subsidiaries shall not be deemed to be a change in control so long as substantially all of the assets owned by SunSub A Inc. immediately prior to the transaction continue to be owned directly or indirectly by the Company.

Federal Income Tax Treatment

         The following generally describes the current federal income tax treatment of Grants under the 1998 Equity Plan. Local and state tax authorities may also tax incentive compensation awarded under the 1998 Equity Plan, and tax laws are subject to change.

         There are no federal income tax consequences to a participant or to the Company upon the grant of a Nonqualified Stock Option under the 1998 Equity Plan. Upon the exercise of a Nonqualified Stock Option, a participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the Nonqualified Stock Option, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of a Nonqualified Stock Option, a participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the Nonqualified Stock Option).

         A participant who is granted an Incentive Stock Option will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the Incentive Stock Option. However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an Incentive Stock Option is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A participant who disposes of the shares acquired upon exercise of an Incentive Stock Option after two years from the date the Incentive Stock Option was granted and after one year from the date such shares were transferred to him or her upon exercise of the Incentive Stock Option will recognize capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price (or the participant's other tax basis in the shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the Incentive Stock Option. Generally, if a participant disposes of the shares acquired upon exercise of an Incentive Stock Option before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price, and the Company will be entitled to a deduction in that amount. However, the amount of ordinary income cannot be more than the total amount of gain realized on the sale (amount received on the disqualifying disposition less the exercise price). A participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant).

         A participant normally will not recognize taxable income upon receiving Restricted Stock, and the Company will not be entitled to a deduction, until such stock is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the stock is either transferable or no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares (less any amounts paid for such shares) at that time, and the Company will be entitled to a deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the Restricted Stock is awarded in an amount equal to the fair market value of the shares subject to the Restricted Stock Grant (less any amounts paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company generally will be entitled to a corresponding deduction in the same year. A participant will have a capital gain or loss upon subsequent disposition of the shares in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the amount paid for the restricted stock, if any, plus the amount of ordinary income recognized by the participant).

         There are no federal income tax consequences to a participant or to the Company upon the grant of an SAR under the 1998 Equity Plan. Upon the exercise of an SAR, if the participant receives the appreciation inherent in the SAR in cash, the participant will recognize ordinary compensation income in an amount equal to the cash received. If the participant receives the appreciation in Common Shares, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the Common Shares received. The Company generally will be entitled to a corresponding federal income tax deduction at the time of the exercise of the SAR. Upon the sale of any shares acquired by the exercise of an SAR, a participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the Common Shares (the amount of ordinary income recognized by the participant at the time of exercise of the SAR).

         There are no federal income tax consequences to a participant or to the Company upon the grant of Performance Units under the 1998 Equity Plan. If the participant receives payment of the Performance Units in cash, the participant will recognize ordinary compensation income in an amount equal to the cash received. If the participant receives payment of the Performance Units in Common Shares, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the Common Shares received. The Company generally will be entitled to a corresponding federal income tax deduction at the time of the payment of the Performance Units. Upon the sale of any shares acquired upon payment of the Performance Units, a participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the Common Shares (the amount of ordinary income recognized by the participant at the time of the payment of the Performance Units).

         The rate at which a participant's capital gain will be taxed generally depends on how long the stock is held by the participant.

         The Company's income tax deduction in any of the foregoing cases may be limited by the $1,000,000 limit of section 162(m) of the Code if the Grant does not qualify as "qualified performance-based compensation" under section 162(m) of the Code. See "Section 162(m)" above.

Tax Withholding

         The Company has the right to deduct from all Grants paid in cash or from other wages paid to an employee of the Company, any federal, state or local taxes required by law to be withheld with respect thereto, and the participant or other person receiving Common Shares under the 1998 Equity Plan will be required to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to such shares. With the approval of the Committee, a participant may elect to satisfy the Company's income tax withholding obligation by withholding shares received.

Action by Stockholders

         Approval of this proposal requires the affirmative vote of the holders of a majority of the Common Shares present, either in person or by proxy, at the annual meeting and entitled to vote. Since the aggregate number of shares for which a vote "For", "Against", or "Abstain" is made will be counted in determining the minimum number of affirmative votes required for approval of the proposal, an abstention will have the same legal effect as a vote "Against" the proposal.

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

The Board of Directors recommends that stockholders vote "FOR" approval of the amendment to the 1998 Equity Plan.

                                OTHER INFORMATION

Certain Related Transactions

         Mr. Hoffman is an officer of Legg Mason Wood Walker, Incorporated which performed investment banking services for the Company in 1998.

         Mr. Scott retired in September 1998 as a partner in Morgan, Lewis & Bockius LLP, a law firm which performed services for the Company in 1998. The Company proposes to have this firm perform similar services as needed during the current fiscal year.

         Lehman Brothers, an affiliate of Capital Partners I, which owned beneficially more than 5% of the Company's Common Shares during 1998 performed investment banking services for the Company in 1998.

Independent Accountants

         PricewaterhouseCoopers LLP audited the financial statements of the Company for 1998. Representatives of that firm are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and beneficial owners of more than 10% of the Company's Common Shares to file reports of ownership of company securities and changes in ownership with the SEC. The following filings of the Company's officers and directors and beneficial owners of 10% of the company's common Shares were not made on a timely basis: SEC Form 5 for Messrs. Brewer, Edmonson, Hoffman, Keith and Scott; and SEC Form 3 and Form 5 for Messrs. Shepard and Ziegler.

Stockholder Proposals

         An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2000 annual meeting must notify the Secretary of the Company. The proposal must be received at the Company's offices no later than December 1, 1999. A stockholder must have been a record or beneficial owner of at least one percent of the outstanding Common Shares or Common Shares with a market value of $1,000 for at least one year prior to submitting the proposal and must continue to own such shares through the date on which the meeting is held.

Expenses of Solicitation

         The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by Company officers without additional compensation. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who will mail proxy material to their customers or principals. In addition, D.F. King & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $7,500 plus associated costs and expenses.

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